Exhibit 99.B(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2020, relating to the financial statements and financial highlights of Victory Variable Insurance Diversified Stock Fund, a series of Victory Variable Insurance Funds, for the year ended December 31, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Ongoing Arrangements to Disclose Portfolio Holdings” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 15, 2020